===============================================================================

                          OFFICE OF THRIFT SUPERVISION
                              1700 G STREET, N.W.
                             WASHINGTON, D.C. 20552

                                   FORM 10-Q
(Mark One)
   [X]  QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                 For the quarterly period ended March 31, 1996


                                 OR

   [_]  TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

            For the transition period from _________to____________

                            OTS DOCKET NUMBER 5770
                            ----------------------
                            FIDELITY FEDERAL BANK,
                            A FEDERAL SAVINGS BANK
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                 UNITED STATES                          95-1782887
        (STATE OR OTHER JURISDICTION OF              (I.R.S. EMPLOYER
         INCORPORATION OR ORGANIZATION)            IDENTIFICATION NUMBER)

             4565 COLORADO BOULEVARD                       90039
             LOS ANGELES, CALIFORNIA                     (ZIP CODE)
     (ADDRESS OF PRINCIPAL EXECUTIVE OFFICE)

      REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:  (818) 241-6215


   Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days.  Yes  X      No
                                              _____      _____

   As of April 30, 1996, Registrant had outstanding 18,242,465 shares of Class A Common Stock, par value $.01 per share.

===============================================================================

                 FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK


                                     INDEX

                                                                                             PAGE
                                                                                             ----
PART I.   FINANCIAL INFORMATION

Item 1.   Financial Statements

          Consolidated Statements of Financial Condition (Unaudited) as of March 31,
          1996 and December 31, 1995.....................................................     1

          Consolidated Statements of Operations (Unaudited) for the three months ended
          March 31, 1996 and 1995........................................................     2

          Consolidated Statements of Cash Flows (Unaudited) for the three months ended
          March 31, 1996 and 1995.......................................................      3

          Notes to Consolidated Financial Statements....................................      5

Item 2.   Management's Discussion and Analysis of Financial Condition and Results of
          Operations....................................................................      9

PART II.  OTHER INFORMATION

Item 1.   Legal Proceedings.............................................................     26

Item 2.   Changes in Securities.........................................................     27

Item 3.   Defaults Upon Senior Securities...............................................     27

Item 4.   Submission of Matters to a Vote of Security Holders...........................     27

Item 5.   Other Information.............................................................     27

Item 6.   Exhibits and Reports on Form 8-K..............................................     28

          a. Exhibits...................................................................     28

          b. Reports on Form 8-K........................................................     30


                         PART I. FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

        FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                            MARCH 31,     DECEMBER 31,
                                               1996           1995
                                           ------------   -------------
                                           (Unaudited)
ASSETS:
 Cash and cash equivalents..............    $   57,697      $   94,794
 Investment securities available for
  sale, at fair value...................       161,175          94,305
 Mortgage-backed securities available
  for sale, at fair value...............        29,337          31,733
 Loans receivable, net of allowances of
  $81,430 and $89,435 at March 31, 1996
  and December 31, 1995, respectively...     2,878,311       2,935,116
 Interest receivable....................        21,083          20,162
 Investment in FHLB stock...............        50,066          49,425
 Real estate owned, net.................        23,533          19,521
 Premises and equipment, net............        34,117          34,333
 Other assets...........................        24,245          20,055
                                            ----------      ----------
                                            $3,279,564      $3,299,444
                                            ==========      ==========
LIABILITIES AND STOCKHOLDERS' EQUITY:
 Liabilities:
  Deposits..............................    $2,579,062      $2,600,869
  FHLB advances.........................       232,700         292,700
  Commercial paper......................       100,000          50,000
  Mortgage-backed notes.................       100,000         100,000
  Other borrowings......................         9,900              --
  Other liabilities.....................        30,363          26,832
                                            ----------      ----------
                                             3,052,025       3,070,401
                                            ----------      ----------
 Stockholders' equity:
  Serial preferred stock, no par value,
   10,000,000 shares authorized;
   2,070,000 shares outstanding;
   liquidation preference $25 per share.        51,750          51,750

  Common Stock:
   Class A Common stock, par value $.01
    per share; 78,500,000 shares
    authorized; 18,242,465 shares
    outstanding.........................           182             182
  Paid-in capital.......................       262,151         262,151
  Unrealized (losses) gains on
   securities...........................          (695)            788
  Accumulated deficit...................       (85,849)        (85,828)
                                            ----------      ----------
                                               227,539         229,043
                                            ----------      ----------
                                            $3,279,564      $3,299,444
                                            ==========      ==========

                See notes to consolidated financial statements.

        FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                THREE MONTHS ENDED
                                                     MARCH 31,
                                           -------------------------
                                               1996          1995
                                           -----------    ----------
                                                   (Unaudited)
INTEREST INCOME:
 Loans..................................       $56,180       $55,455
 Mortgage-backed securities.............           504           975
 Investment securities and other........         3,368         4,140
                                           -----------    ----------
  Total interest income.................        60,052        60,570
                                           -----------    ----------

INTEREST EXPENSE:
 Deposits...............................        31,033        28,433
 FHLB advances..........................         3,667         5,111
 Other borrowings.......................         3,514         9,097
                                           -----------    ----------
  Total interest expense................        38,214        42,641
                                           -----------    ----------

NET INTEREST INCOME                             21,838        17,929
 Provision for estimated loan losses....         3,905         4,020
                                           -----------    ----------

NET INTEREST INCOME AFTER PROVISION FOR
 ESTIMATED LOAN LOSSES..................        17,933        13,909
                                           -----------    ----------
NONINTEREST INCOME (EXPENSE):
 Loan fee income........................           814         1,373
 Losses on loan sales, net..............            --          (292)
 Fee income from sale of uninsured
  investment products...................         1,199         1,209
 Fee income on deposits and other income           790           898
 (Losses) gains on securities
  activities, net.......................           (83)          939
 Gains on sale of servicing.............            --         4,319
                                           -----------    ----------
                                                 2,720         8,446
                                           -----------    ----------
 Provision for estimated real estate
  losses................................          (668)         (391)
 Direct costs of real estate
  operations, net.......................        (1,787)       (1,769)
                                           -----------    ----------
                                                (2,455)       (2,160)
                                           -----------    ----------
  Total noninterest income..............           265         6,286
                                           -----------    ----------

OPERATING EXPENSE:
 Personnel and benefits.................         6,973         9,397
 Occupancy..............................         2,717         2,986
 FDIC insurance.........................         2,031         2,060
 Professional services..................         2,503         2,295
 Office-related expenses................         1,086         1,253
 Other..................................         1,317         1,155
                                           -----------    ----------
  Total operating expense...............        16,627        19,146
                                           -----------    ----------

EARNINGS BEFORE INCOME TAXES............         1,571         1,049
 Income tax expense.....................            40            --
                                           -----------    ----------

NET EARNINGS............................   $     1,531    $    1,049
 Preferred dividends....................         1,553            --
                                           -----------    ----------

NET (LOSS) EARNINGS AVAILABLE FOR
 COMMON STOCKHOLDERS....................   $       (22)   $    1,049
                                           ===========    ==========

NET (LOSS) EARNINGS PER COMMON SHARE....   $        --    $     0.16
                                           ===========    ==========
WEIGHTED AVERAGE COMMON SHARES              18,242,465     6,492,465
 OUTSTANDING............................   ===========    ==========

                 See notes to consolidated financial statements

        FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (DOLLARS IN THOUSANDS)

                                              THREE MONTHS ENDED
                                                   MARCH 31,
                                             ---------------------
                                              1996         1995
                                             -------       -------
                                                 (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net earnings...........................     $ 1,531       $ 1,049
 Adjustments to reconcile net earnings
  to net cash provided
  by (used in) operating activities:
   Provisions for estimated loan and
    real estate losses..................       4,573         4,411
   Losses (gains) on sale of loans and
    securities..........................          83          (647)
   Amortization of deferred items, net..        (441)         (889)
   FHLB stock dividend..................        (649)         (733)
   Depreciation and amortization........         978         1,568
 Interest receivable increase...........        (921)         (451)
 Other assets increase..................      (5,180)       (7,880)
 Interest payable increase..............       1,598         9,069
 Other liabilities increase.............       1,724           104
                                             -------       -------
     Net cash provided by operating
      activities........................       3,296         5,601
                                             -------       -------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of investment securities
  available for sale....................     (67,575)      (45,569)
 Maturities of investment securities
  available for sale....................          --         5,000
 Proceeds from sales of investment
  securities available for sale.........          --        65,154
 Purchases of investment securities
  held to maturity......................          --       (25,001)
 Maturities of investment securities
  held to maturity......................          --        10,000
 Purchases of mortgage-backed
  securities available for sale.........          --       (27,858)
 Principal repayments of
  mortgage-backed securities available
  for sale..............................       1,907         2,335
 Proceeds from sales of mortgage-backed
  securities available for sale.........          --        34,659
 Purchases of mortgage-backed
  securities held to maturity...........          --       (16,234)
 Principal repayments of mortgage-backed
  securities held to maturity...........          --         1,606
 Loans receivable decrease..............      44,554        21,823
 Net proceeds from sales of real estate.       3,944         2,490
 Net dispositions of premises and
  equipment.............................         236           257
                                             -------       -------
     Net cash (used in) provided by
      investing activities..............     (16,934)       28,662
                                             -------       -------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Demand deposits and passbook savings        (66,854)      (34,783)
  decrease..............................
 Certificate accounts increase..........      45,047        87,762
 Payments of preferred stock dividend...      (1,552)           --
 Proceeds from FHLB advances............          --        80,000
 Repayments of FHLB advances............     (60,000)     (120,000)
 Short-term borrowings increase
  (decrease)............................      59,900       (50,900)
                                             -------       -------
  Net cash used in financing activities.     (23,459)      (37,921)
                                             -------       -------
     Net decrease in cash and cash
      equivalents.......................     (37,097)       (3,658)
  Cash and cash equivalents at the
   beginning of the period..............      94,794        74,065
                                             -------       -------
CASH AND CASH EQUIVALENTS AT END OF
 PERIOD.................................     $57,697       $70,407
                                             =======       =======

                         (Continued on following page)

        FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES

                            (DOLLARS IN THOUSANDS)

                                            THREE MONTHS ENDED
                                                MARCH 31,
                                           --------------------
                                             1996        1995
                                           --------     -------
                                                (Unaudited)
SUPPLEMENTAL CASH FLOW INFORMATION:
 Cash paid (received) during the period
  for:
  Interest on deposits, advances and
   other borrowings.....................    $35,939     $33,493
  Income tax (refund) paid..............       (383)         85

SUPPLEMENTAL SCHEDULE OF NONCASH
 INVESTING AND FINANCING ACTIVITIES:
 Additions to real estate acquired            8,874      11,399
  through foreclosure...................
 Loans originated to finance sale of
  real estate acquired through
  foreclosure...........................        250       1,283
 Mortgage-backed securities transferred
  from available for sale to held to             --       3,603
  maturity..............................
 Mortgage loans exchanged for                    --      45,294
  mortgage-backed securities............


                See notes to consolidated financial statements.

        FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       THREE MONTHS ENDED MARCH 31, 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

  The consolidated financial statements include the accounts of Fidelity Federal Bank, A Federal Savings Bank and its subsidiaries (the "Bank" or "Fidelity"). The Bank offers a broad range of consumer financial services, including demand and term deposits, and loans to consumers, through 33 full-service branches, all of which are located in Southern California, principally in Los Angeles and Orange counties. All significant intercompany transactions and balances have been eliminated. Certain reclassifications have been made to prior years' consolidated financial statements to conform to the 1996 presentation. The results of operations for the three months ended March 31, 1996 are not necessarily indicative of the results of operations to be expected for the entire year of 1996.

  In the fourth quarter of 1995, Fidelity completed a plan of recapitalization (the "1995 Recapitalization") of the Bank, pursuant to which Fidelity raised approximately $134.4 million in net new equity through the sale of 2,070,000 shares of 12% Noncumulative Exchangeable Perpetual Preferred Stock, Series A ("Series A Preferred Stock"), and 47,000,000 shares of Class A Common Stock. As part of the 1995 Recapitalization, Fidelity adopted the accelerated asset resolution plan (the "Accelerated Asset Resolution Plan"), which is designed to aggressively dispose of, resolve, or otherwise manage a pool of primarily multifamily mortgage loans and real estate owned ("REO"). As a result, the Bank recorded a $45.0 million loan portfolio charge in the allowance for estimated loan losses which represents the estimated additional losses expected to be incurred.

  On February 9, 1996, the Bank's stockholders approved a one-for-four reverse stock split (the "Reverse Stock Split") of the issued and outstanding shares of the Bank's Common Stock. Upon effectiveness of the Reverse Stock Split, each stockholder became the owner of one share of Common Stock for each four shares of Common Stock held at the time of the Reverse Stock Split and became entitled to receive cash in lieu of any fractional shares. All per share data and weighted average common shares outstanding have been retroactively adjusted to reflect the Reverse Stock Split.

  The accompanying unaudited consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q and include all information and footnotes required for interim financial statement presentation. The financial information provided herein, including the information under the heading Item 2. "Management's Discussion and Analysis of Financial Condition and Results of Operations" ("MD&A"), is written with the presumption that the users of the interim financial statements have read, or have access to, the most recent Annual Report on Form 10-K which contains the latest available audited consolidated financial statements and notes thereto, as of December 31, 1995, together with the MD&A as of such date.

Supplementary Earnings/Loss per Share Data

  Assuming that 18,242,465 shares of Class A Common Stock were issued and outstanding at the beginning of 1995, the net earnings per common share would have been $0.06 for the quarter ended March 31, 1995.

        FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES

                       THREE MONTHS ENDED MARCH 31, 1996

2. INVESTMENT SECURITIES AND MORTGAGE-BACKED SECURITIES

  The following table summarizes the Bank's investment securities and mortgage-backed securities ("MBS") portfolios. Amortized cost amounts shown for securities included in the held to maturity portfolio that were previously transferred from the available for sale portfolio may include unamortized market value adjustments recorded at the time of transfer.

                                           AMORTIZED         UNREALIZED             AGGREGATE
                                                          ------------------
                                              COST        GAINS       LOSSES       FAIR VALUE
                                           ---------      ------      ------       ----------
                                                       (DOLLARS IN THOUSANDS)
MARCH 31, 1996
Available for sale:
 Investment Securities:
  U.S. Treasury and agency securities...   $ 152,265      $1,803      $  (75)      $  153,993
  Other investments (1).................       7,197           4         (19)           7,182
                                           ---------      ------      ------       ----------
                                             159,462       1,807         (94)         161,175
                                           ---------      ------      ------       ----------
 MBS:
  FHLMC.................................       2,804          --         (39)           2,765
  Participation Certificates............      26,572          --          --           26,572
                                           ---------      ------      ------       ----------
                                              29,376          --         (39)          29,337
                                           ---------      ------      ------       ----------
Total available for sale................   $ 188,838      $1,807      $ (133)      $  190,512
                                           =========      ======      ======       ==========
DECEMBER 31, 1995
Available for sale:
 Investment securities:
  U.S. Treasury and agency securities...   $  84,200      $2,984      $   --       $   87,184
  Other investments (1).................       7,449          52         (30)           7,471
                                           ---------      ------      ------       ----------
                                              91,649       3,036         (30)          94,655
                                           ---------      ------      ------       ----------
 MBS:
  FHLMC.................................       3,068          --         (30)           3,038
  FNMA..................................          55          36          --               91
  Participation certificates............      28,123         481          --           28,604
                                           ---------      ------      ------       ----------
                                              31,246         517         (30)          31,733
                                           ---------      ------      ------       ----------
Total available for sale................   $ 122,895      $3,553      $  (60)      $  126,388
                                           =========      ======      ======       ==========

____________________

(1) Represents U.S. Treasury securities which have been pledged as credit support to a securitization of loans by the Bank.

        FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES

                       THREE MONTHS ENDED MARCH 31, 1996

2. INVESTMENT SECURITIES AND MORTGAGE-BACKED SECURITIES (CONTINUED)

  At the end of the first quarter of 1995, the Bank transferred $3.6 million of MBS from its available for sale portfolio to its held to maturity portfolio, at fair value.

  As a consequence of concerns regarding the Bank's ability to maintain minimum regulatory capital levels to remain adequately capitalized, the Bank reclassified all held to maturity investment securities and MBS to its available for sale portfolio in the second quarter of 1995. Subsequent to their reclassification, certain available for sale securities were sold. Under the Bank's current operating plan, all securities will be classified as available for sale for the foreseeable future. The Bank may be precluded from classifying securities as held to maturity for a period of time.

  The following table summarizes the weighted average yield of debt securities as of the dates indicated:

                              MARCH 31,    DECEMBER 31,
                                1996          1995
                              ---------    ------------
Available for sale:
  Investment securities...       5.70%         4.70%
  MBS.....................       7.04%         6.85%

  The following table presents the Bank's debt securities at March 31, 1996 by contractual maturity. Actual maturities on MBS may differ from contractual maturities due to prepayments.

                                                      MATURITY
                            ------------------------------------------------------------
                             WITHIN    OVER 1 YEAR   OVER 5 YEARS   OVER 10
                             1 YEAR    TO 5 YEARS    TO 10 YEARS     YEARS       TOTAL
                            --------   -----------   ------------   --------   ---------
                                              (DOLLARS IN THOUSANDS)
Available for sale:
 Investment securities...   $ 25,137   $    93,504   $     10,025   $ 32,509   $ 161,175
 MBS.....................         --            --             --     29,337      29,337
                            --------   -----------   ------------   --------   ---------
                            $ 25,137   $    93,504   $     10,025   $ 61,846   $ 190,512
                            ========   ===========   ============   ========   =========


  Net unrealized gains (losses) associated with the available for sale securities which are included in stockholders' equity in the consolidated statement of financial condition consist of the following:

                                                 MARCH 31, 1996    DECEMBER 31, 1995
                                                 ---------------   -----------------
                                                      (DOLLARS IN THOUSANDS)

Net unrealized (losses) gains, securities...        $(1,230)               $127

Net unrealized gains, hedging activities....            535                 661
                                                    -------                ----
  Net unrealized (losses) gains.............        $  (695)               $788
                                                    =======                ====


        FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES

                       THREE MONTHS ENDED MARCH 31, 1996

2. INVESTMENT SECURITIES AND MORTGAGE-BACKED SECURITIES (CONTINUED)

  The following gains and losses were realized from the sale of investment securities and MBS, the costs of which were computed on a specific identification method, during the periods indicated:


                                   SALES    GAINS    LOSSES
                                  -------   -----    ------
                                    (DOLLARS IN THOUSANDS)

 THREE MONTHS ENDED MARCH 31,
-------------------------------
            1996...............   $    --   $  --    $   --

            1995...............    99,813     749      (566)


  The Bank has engaged in certain option activities related to securities. Realized losses from such activities totaled $0.1 million for the quarter ending March 31, 1996 compared to realized gains of $0.8 million for the comparable period in 1995. There were no open positions in this program at March 31, 1996.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  Fidelity offers a broad range of consumer financial services, including demand and term deposits, and loans to consumers, through 33 full-service branches, all of which are located in Southern California, principally in Los Angeles and Orange counties. At this time, the Bank primarily provides residential mortgages and consumer loans, which the Bank does not underwrite or fund, by referral to certain established providers of mortgage and consumer loan products with which the Bank has negotiated strategic alliances. In addition, through its subsidiary, Gateway Investment Services, Inc. ("Gateway"), a National Association of Securities Dealers, Inc. ("NASD") registered broker/dealer, the Bank provides customers with uninsured investment products, including a number of mutual funds, annuities and unit investment trusts. The principal executive offices of Fidelity are located at 4565 Colorado Boulevard, Los Angeles, California 90039, telephone number (818) 241-6215.

RECENT DEVELOPMENTS

 1995 Recapitalization

  In the fourth quarter of 1995, Fidelity completed the 1995 Recapitalization of the Bank, pursuant to which Fidelity raised approximately $134.4 million in net new equity. As part of the 1995 Recapitalization, Fidelity adopted an Accelerated Asset Resolution Plan which is designed to aggressively dispose of, resolve or otherwise manage a pool of primarily multifamily loans. See "-- Accelerated Asset Resolution Plan."

  On February 9, 1996, the Bank's stockholders approved a one-for-four Reverse Stock Split of the issued and outstanding shares of the Bank's Class A Common Stock. Upon effectiveness of the Reverse Stock Split, each stockholder became the owner of one share of Common Stock for each four shares of Common Stock held at the time of the Reverse Stock Split and became entitled to receive cash in lieu of any fractional shares. All per share data and weighted average common shares outstanding have been retroactively adjusted to reflect the Reverse Stock Split.

  Also in February 1996, Fidelity filed an application with the Office of Thrift Supervision ("OTS") to reorganize into a unitary savings and loan holding company structure (the "Holding Company Reorganization"). The OTS has approved the application for the Holding Company Reorganization. The OTS is currently reviewing certain other applications related to the Holding Company Reorganization, approval of which is expected in due course. At the Bank's annual stockholders' meeting held April 24, 1996, the Holding Company Reorganization was approved by the stockholders. It is anticipated that, pursuant to the proposed Holding Company Reorganization, the Bank would become a subsidiary of Bank Plus Corporation, a newly-formed Delaware holding company ("Bank Plus"), and that the issued and outstanding shares of Fidelity's Common Stock would be converted into issued and outstanding shares of common stock of Bank Plus.

  Effective March 14, 1996, the Bank's Class A Common Stock was listed on the Nasdaq National Market ("NASDAQ") under the symbol "FIDF". The Bank believes that listing on NASDAQ will facilitate the marketability and liquidity of the Class A Common Stock.

 OTS Examinations

  The OTS is nearing the completion of its annual safety and soundness examination. While a final report of examination has not been issued, management believes that the primary areas of regulatory concern will relate to the Bank's asset quality relative to peer thrifts, earnings history, interest rate risk management, and the need for stronger controls and increased management supervision in the treasury department functions. The Bank is addressing all of the OTS concerns. As a result of the findings during the examination process, the Bank has been notified that it is no longer considered by the OTS to be an institution "requiring more than normal supervision."

  In the fourth quarter of 1995, the OTS completed the Compliance and Community Reinvestment Act ("CRA") examinations of the Bank. The Bank has received a satisfactory compliance rating. The Bank also received a "needs improvement" in the CRA area. While management strongly disagrees with the examiners' CRA findings, the result of which could have an adverse effect on certain of the Bank's planned activities, management is evaluating plans to contest the CRA rating through the normal appeal procedures. The OTS examiners have indicated that the "needs improvement" rating stems directly from the Bank's cessation of lending primarily during the first nine months of 1995 relative to the 24 month examination period. The Bank's curtailment of loan origination activities during the examination period was necessitated by its change in business strategy to de-emphasize multifamily loan originations to conserve capital. The Bank is evaluating various options to otherwise respond to the rating. These actions may include the purchase of whole loans for the Bank's portfolio and other actions.

 Business Strategy

  Fidelity's business strategy is to (i) improve the quality of its loan portfolio by reducing the level of problem assets through aggressive management and resolution of excessive levels of problem assets, including execution of the Accelerated Asset Resolution Plan (as discussed below), (ii) continue to increase operating efficiency and reduce and maintain lower levels of operating expenses and (iii) be a consumer-focused provider of financial services, by enhancing its franchise to integrate its traditional services and products (deposit services, checking and savings accounts) with the offering of investment products by Gateway and consumer credit products through strategic partners. As a part of such strategy, management continues to explore new opportunities to expand the integrated sales platform, to increase fee income growth, and to build upon the use of technology in delivering financial products and services. The Bank is examining the use of various electronic delivery systems and software to enhance customer convenience and the Bank's fee income opportunities.

 Accelerated Asset Resolution Plan

  The Bank's business strategy includes the reduction of risk in the Bank's multifamily portfolio. Upon the successful closing of the 1995 Recapitalization, the Bank adopted the Accelerated Asset Resolution Plan designed to aggressively dispose of, resolve or otherwise manage a pool of primarily multifamily loans which generally have lower debt coverage ratios than the remainder of the Bank's multifamily loan portfolio and thereby are considered by the Bank to have higher risk of future nonperformance or impairment relative to the remainder of the Bank's multifamily loan portfolio. This plan reflects both an acceleration in estimated timing of resolution of assets within the pool, as well as a potential change in recovery method from that which would be anticipated through the normal course of business.

  As of March 31, 1996, the Accelerated Asset Resolution Pool was comprised of 297 assets with an aggregate gross book value of approximately $150.8 million, consisting primarily of accruing and non accruing multifamily real estate loans and REO properties. As of March 31, 1996, the Bank had resolved assets with an aggregate gross book value of $61.3 million, and utilized $7.8 million in Accelerated Asset Resolution Pool reserves.

  In an effort to maximize recovery on loans included in the accelerated resolution pool, the Accelerated Asset Resolution Plan provides for a range of possible methods of resolution including, but not limited to (i) the bulk sale of loans, (ii) individual loan restructuring, which may include additional extensions of credit or write-off of existing principal, (iii) foreclosure and sale of collateral properties, and (iv) securitization of loans. While resulting in reduced recoveries on certain assets, the Accelerated Asset Resolution Plan is intended to reduce, among other things, levels of problem assets, the related utilization of management resources, and direct and indirect costs of credit administration and problem asset management. Execution of this plan will allow management to focus on the Bank's core operations.

 Continued Reduction of Operating Expenses

  During the first quarter of 1996 as compared to the same 1995 period, the Bank reduced quarterly operating expenses by 13.2%, including reductions in personnel expenses of 25.8%, which reflect a reduction in the quarterly average number of full-time-equivalent employees of 25.1% (from 713 during 1995 to 534 during 1996).

 Insurance Premium Assessments

  FDICIA directed the FDIC to establish a risk-based system for setting deposit insurance premium assessments. The FDIC has implemented such a system, under which an institution's insurance assessments will vary depending on the level of capital the institution holds and the degree to which it is the subject of supervisory concern to the FDIC.

  Congress has discussed proposing legislation to address the disparity in bank and thrift deposit insurance premiums. The proposed legislation would, among other things, impose a requirement on all SAIF member institutions to fully recapitalize the SAIF by paying a one-time special assessment of approximately 80 basis points on all assessable deposits as of a certain date.

  While the outcome of the proposed legislation cannot be predicted with certainty, it is possible that some kind of legislative or regulatory action will be taken that will impact the Bank's insured deposits. A one-time special assessment of 80 basis points would result in the Bank paying approximately $22 million in additional SAIF premiums, gross of related tax benefits, if any. The enactment of such legislation may have the effect of immediately reducing the regulatory capital of SAIF member institutions by the amount of the fee, although provisions are included in the legislation that could exempt a savings association from paying the assessment in a lump sum if the payment would result in the association becoming undercapitalized. As of March 31, 1996, after giving effect to the payment and deduction of an 80 basis point assessment, the Bank's core and risk-based capital ratios would have been approximately 6.33% and 11.42%, respectively, and the Bank would have remained well capitalized under the PCA regulations.

  Due to the uncertainty of the legislative process generally, management cannot predict whether legislation reducing SAIF premiums and/or imposing a special one-time assessment will be adopted, or, if adopted, the amount of the assessment, if any, that would be imposed on the Bank.


RESULTS OF OPERATIONS

  The Bank reported net earnings of $1.5 million ($0.00 per common share (after giving effect to the preferred stock dividend of $1.6 million); computed on the basis of 18,242,465 weighted average common shares outstanding) for the three months ended March 31, 1996, compared to net earnings of $1.0 million ($0.16 per common share; computed on the basis of 6,492,465 weighted average common shares outstanding) for the same period in 1995.

  Results of operations for the quarter ended March 31, 1996, as compared to the same period in 1995, were favorably affected by: (a) $3.9 million increase in net interest income primarily due to the impact of rising interest rates on the Bank's interest-earning assets, (b) decreased operating expenses of $2.5 million, and (c) decreased provisions for loan losses of $0.1 million. These favorable variances were partially offset by: (a) a reduction in noninterest income, primarily due to gains on sale of servicing of $4.3 million in the first quarter of 1995 with no comparable amounts in 1996, and (b) increased real estate provisions and costs of $0.3 for the quarter ended March 31, 1996.

NET INTEREST INCOME

  Net interest income is the difference between interest earned on loans, mortgage-backed securities and investment securities ("interest-earning assets") and interest paid on savings deposits and borrowings ("interest-bearing liabilities").

  For the three months ended March 31, 1996, net interest income totaled $21.8 million, increasing by $3.9 million from $17.9 million for the comparable period in 1995.

  Net interest income is affected by (a) the average volume and repricing characteristics of the Bank's interest-earning assets and interest-bearing liabilities, (b) the level and volatility of market interest rates, (c) the level of nonaccruing loans and (d) the interest rate spread between the yields earned and the rates paid.

  The following table presents the primary determinants of the Bank's net interest income for the three months ended March 31, 1996 and 1995:

                                                               THREE MONTHS ENDED MARCH 31,
                                           --------------------------------------------------------------------
                                                         1996                                1995
                                           ---------------------------------   --------------------------------
                                             AVERAGE                AVERAGE      AVERAGE                AVERAGE
                                              DAILY                  YIELD/       DAILY                  YIELD/
                                             BALANCE     INTEREST     RATE       BALANCE     INTEREST     RATE
                                           -----------   --------   --------   -----------   --------   -------
                                                                  (DOLLARS IN THOUSANDS)
Interest-earning assets:
 Loans..................................    $3,004,641    $56,180      7.48%    $3,342,889    $55,455      6.64%
 MBS....................................        30,430        504      6.63         57,558        975      6.78
 Investment securities..................       147,639      2,720      7.39        208,970      3,407      6.61
 Investment in FHLB stock...............        49,866        648      5.21         47,502        733      6.26
                                            ----------    -------               ----------    -------
   Total interest-earning assets........     3,232,576     60,052      7.43      3,656,919     60,570      6.63
                                                          -------                             -------
Noninterest-earning assets..............        52,017                              95,939
                                            ----------                          ----------
   Total assets.........................    $3,284,593                          $3,752,858
                                            ==========                          ==========
Interest-bearing liabilities:
 Deposits:
  Demand deposits.......................    $  304,643        755      0.99     $  309,741        539      0.71
  Savings deposits......................       154,724        899      2.33        191,217      1,289      2.73
  Time deposits.........................     2,116,138     29,379      5.57      2,170,225     26,605      4.97
                                            ----------    -------               ----------    -------
   Total deposits.......................     2,575,505     31,033      4.83      2,671,183     28,433      4.32
                                            ----------    -------               ----------    -------
 Borrowings.............................       444,591      7,181      6.48        895,714     14,208      6.43
                                            ----------    -------               ----------    -------
  Total interest-bearing liabilities....     3,020,096     38,214      5.08      3,566,897     42,641      4.85
                                            ----------    -------               ----------    -------
Noninterest-bearing liabilities.........        35,973                              30,077
Stockholders' equity....................       228,524                             155,884
                                            ----------                          ----------
Total liabilities and equity............    $3,284,593                          $3,752,858
                                            ==========                          ==========
Net interest income; interest rate
 spread.................................                  $21,838      2.35%                  $17,929      1.78%
                                                          =======     =====                   =======     =====
Net yield on interest-earning assets
 ("net interest margin")................                               2.68%                               1.90%
                                                                      =====                               =====
Average nonaccruing loan balance
 included in average loan balance.......    $   72,325                          $   80,359
                                            ==========                          ==========
Net delinquent interest reserve removed
 from interest income...................                  $ 1,691                             $ 1,296
                                                          =======                             =======
Reduction in net yield on
 interest-earning assets due to
 delinquent interest (in basis points)..                                 21                                  14
                                                                      =====                               =====

  The following tables present the dollar amount of changes in interest income and expense for each major component of interest-earning assets and interest-bearing liabilities and the amount of change attributable to changes in average balances and average rates for the periods indicated. Because of numerous changes in both balances and rates, it is difficult to allocate precisely the effects thereof. For purposes of these tables, the change due to volume is initially calculated as the change in average balance multiplied by the average rate during the prior period and the change due to rate is calculated as the change in average rate multiplied by the average volume during the prior period. Any change that remains unallocated after such calculations is allocated proportionately to changes in volume and changes in rates.

                                      THREE MONTHS ENDED MARCH 31, 1996
                                          COMPARED TO MARCH 31, 1995
                                           FAVORABLE (UNFAVORABLE)
                                     ------------------------------------
                                        VOLUME        RATE         NET
                                     ------------   ---------   ---------
                                             (DOLLARS IN THOUSANDS)
Interest income:
 Loans............................      $ (5,917)   $  6,642    $    725
 Mortgage-backed securities.......          (450)        (21)       (471)
 Investment securities............        (1,071)        384        (687)
 Investment in FHLB stock.........            38        (123)        (85)
                                        --------    --------    --------
    Total interest income.........        (7,400)      6,882        (518)
                                        --------    --------    --------

Interest expense:
 Deposits:
  Demand deposits.................             9        (225)       (216)
  Savings deposits................           220         170         390
  Time deposits...................           622      (3,396)     (2,774)
                                        --------    --------    --------
    Total deposits................           851      (3,451)     (2,600)
 Borrowings.......................         6,552         475       7,027
                                        --------    --------    --------
  Total interest expense..........         7,403      (2,976)      4,427
                                        --------    --------    --------
Increase in net interest income...      $      3    $  3,906    $  3,909
                                        ========    ========    ========


  The $3.9 million increase in net interest income between the first quarter 1996 and the first quarter 1995 was primarily the result of increased rates on average interest-earning assets combined with a decline in the average level of interest-bearing liabilities. This was partially offset by a decline in the level of interest-earning assets and increased rates on interest-bearing liabilities. The rates on interest-earning assets and interest-bearing liabilities of the Bank both tend to rise or fall in step with the Federal Home Loan Bank ("FHLB") Eleventh District Cost of Funds Index ("COFI"), the index to which most of the Bank's loans are tied. However, due to reporting and contractual look-back periods contained in the Bank's loan documents, the 92% of the Bank's loans which are indexed to COFI, as with all COFI portfolios in the industry, do not reprice until some time after the industry liabilities composing COFI reprice. The Bank's liabilities reprice in the same period as the cost of funds of institutions which comprise the FHLB Eleventh District. In the Bank's case, the lag between the repricing of its liabilities and its adjustable rate mortgage ("ARM") loans indexed to COFI is approximately four months. As such, when rates rise sharply there will be upward pressure on rates paid on deposit accounts and wholesale borrowings, and the Bank's net interest income will be adversely affected until the majority of its interest-earning assets fully reprice. Conversely, in a falling interest rate environment, net interest income will be positively affected. As interest rates continued to rise in the first quarter 1996, the Bank's liabilities continued to reprice at higher rates throughout the quarter.


ASSET/LIABILITY MANAGEMENT

  To reduce fluctuations in net interest income, the Bank maintains a loan portfolio with a yield that generally fluctuates in step with the cost of its liabilities. The Bank has traditionally done this by originating and purchasing primarily ARM loans for its portfolio. ARM loans comprised 97% of the total loan portfolio at March 31, 1996.

All else being equal, to the extent that the composition of the Bank's liabilities parallels the composition of COFI, changes in the Bank's cost of funds should parallel changes in COFI. However, due to the lag in COFI-based ARMs repricing discussed above and depending upon the level of increase or decrease in interest rates, interim disparities do occur. The decline in short-term rates from 1990 to early 1993 contributed significantly to the Bank's net interest margin. Subsequent increases in rates have caused a reduction in net interest income. If interest rates were to increase again, Fidelity's net interest income may again be negatively impacted.

  The Bank may employ interest rate swaps, caps and floors in the management of interest rate risk. Interest rate swaps generally involve the exchange of fixed or floating interest payments without the exchange of the underlying principal amounts. Interest rate caps and floors generally involve the payment of a one-time premium to a counterparty who, if interest rates rise or fall above or below a predetermined level, will make payments to the Bank at an agreed upon rate for the term of the agreement until such time as interest rates fall below or rise above the cap or floor level.

  During the first quarter of 1995, the Bank terminated interest rate swap agreements with a notional amount of $700 million, resulting in a deferred gain of $1.2 million, which was fully amortized in 1995. Also, during the fourth quarter of 1995, the Bank terminated the remaining interest swap agreements with a notional amount of $446.7 million and as a result recorded a deferred loss of $3.2 million. As part of its total risk management, the Bank entered into these interest rate swap agreements in 1993 and 1994 with various reputable counterparties. An interest rate swap agreement is a financial transaction where two counterparties agree to exchange different streams of payments over time. An interest rate swap involves no exchange of principal either at inception or upon maturity; rather, it involves the periodic exchange of interest payments arising from an underlying notional principal amount. These interest rate swap agreements are intended to modify the repricing characteristics of specific assets and liabilities. There were no outstanding interest rate swap agreements at March 31, 1996.

  The Bank is developing a plan to increase the asset size of the Bank by up to $500 million during 1996. The plan, in general terms, is based upon certain risk adjusted return and liquidity objectives. This action is designed to increase the securities and loan portfolios to enhance the Bank's earnings capabilities. The proposed increase in earning assets may be at a lower interest rate spread than the Bank is currently yielding. Accordingly, if the plan is implemented, the Bank's interest rate spread may decline. Management intends to implement the plan in a manner that will not adversely affect the current well-capitalized status of the Bank.

  The following table sets out the maturity and rate sensitivity of the Bank's interest-earning assets and interest-bearing liabilities as of March 31, 1996. "Gap," as reflected in the table, represents the estimated difference between the amount of interest-earning assets and interest-bearing liabilities repricing during future periods and based on certain assumptions, including those stated in the notes to the table.

                     MATURITY AND RATE SENSITIVITY ANALYSIS

                                                                           AS OF MARCH 31, 1996
                                                                           MATURITY OR REPRICING
                                          -----------------------------------------------------------------------------------
                                            WITHIN 3           4-12            1-5          6-10       OVER 10
                                             MONTHS           MONTHS          YEARS         YEARS       YEARS        TOTAL
                                          -----------      ------------      ---------     -------    --------     ----------
                                                                          (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
 Cash...................................   $   17,695      $         --      $      --     $    --     $    --     $   17,695
 Investment securities (1) (2)..........       72,991             2,212         93,504      10,025      32,509        211,241
 MBS (1)................................       26,572             2,765             --          --          --         29,337
 Loans receivable:
  ARMs and other adjustables (3)........    2,431,113           301,371        147,208       3,269         115      2,883,076
  Fixed rate loans......................          279             1,397          7,912      25,673      47,581         82,842
                                           ----------      ------------      ---------     -------     -------     ----------
   Total gross loans receivable........     2,431,392           302,768        155,120      28,942      47,696      2,965,918
                                           ----------      ------------      ---------     -------     -------     ----------
    Total..............................     2,548,650           307,745        248,624      38,967      80,205     $3,224,191
                                           ----------      ------------      ---------     -------     -------     ==========
INTEREST-BEARING LIABILITIES:
 Deposits:
   Checking and savings accounts (4)...       375,684                --             --          --          --     $  375,684
   Money market accounts (4)...........        90,032                --             --          --          --         90,032
   Fixed maturity deposits:
    Retail customers...................       426,855         1,480,416        188,687         792       1,209      2,097,959
    Wholesale customers...............          2,190             4,929          8,268          --          --         15,387
                                           ----------      ------------      ---------     -------     -------     ----------
      Total deposits...................       894,761         1,485,345        196,955         792       1,209      2,579,062
                                           ----------      ------------      ---------     -------     -------     ----------
 Borrowings:
   FHLB advances (3)...................       212,700                --         20,000          --          --        232,700
   Other...............................        83,900            26,000        100,000          --          --        209,900
                                           ----------      ------------      ---------     -------     -------     ----------
    Total borrowings...................       296,600            26,000        120,000          --          --        442,600
                                           ----------      ------------      ---------     -------     -------     ----------
      Total............................     1,191,361         1,511,345        316,955         792       1,209     $3,021,662
                                           ----------      ------------      ---------     -------     -------     ==========
REPRICING GAP..........................    $1,357,289      $ (1,203,600)     $ (68,331)    $38,175     $78,996
                                           ==========      ============      =========     =======     =======
GAP TO TOTAL ASSETS....................         41.39%           (36.70)%        (2.08)%      1.16%       2.41%
CUMULATIVE GAP TO TOTAL ASSETS.........         41.39%             4.69%          2.61%       3.77%       6.18%

----------
(1) Repricings shown are based on the contractual maturity or repricing frequency of the instrument.
(2) Investment securities include FHLB stock of $50.1 million.
(3) ARMs and variable rate borrowings from the FHLB system ("FHLB advances") are primarily in the shorter categories as they are subject to interest rate adjustments.
(4) These liabilities are subject to daily adjustments and are therefore included in the "Within 3 Months" category.


  Analysis of the Gap provides only a static view of the Bank's interest rate sensitivity at a specific point in time. The actual impact of interest rate movements on the Bank's net interest income may differ from that implied by any Gap measurement. The actual impact on net interest income may depend on the direction and magnitude of the interest rate movement, as well as competitive and market pressures.

  Fidelity's interest rate risk is reviewed on an ongoing basis. At December 31, 1995, the latest date for which information is available, the Bank's interest rate sensitivity measure was in the 90th percentile (only 10% of institutions were less sensitive) of all institutions supervised by the OTS, as measured by the OTS' interest rate risk model. Due to the Bank's relatively low level of interest rate risk, the Bank would not have been required to include an interest rate risk component in its risk-based capital had the new regulation regarding such inclusion been in effect at March 31, 1996.


ASSET QUALITY

  The Bank's loan portfolio is primarily located in Southern California and is comprised principally of single family and multifamily (2 units or more) residential loans. At March 31, 1996, 19% of Fidelity's real estate loan portfolio consisted of California single family residences, while another 11% and 62% consisted of California multifamily dwellings of 2 to 4 units and 5 or more units, respectively. At March 31, 1995, 21% of Fidelity's real estate loan portfolio consisted of California single family residences while another 12% and 59% consisted of California multifamily dwellings of 2 to 4 units and 5 or more units, respectively.

  The performance of the Bank's multifamily and commercial loan portfolios has been adversely affected by Southern California economic conditions. These portfolios are particularly susceptible to the potential for further declines in the Southern California economy, such as increasing vacancy rates, declining rents, increasing interest rates, declining debt coverage ratios, and declining market values for multifamily and commercial properties. In addition, the possibility that investors may abandon properties or seek bankruptcy protection with respect to properties experiencing negative cash flow, particularly where such properties are not cross-collateralized by other performing assets, can also adversely affect the multifamily loan portfolio. While diminishing in impact, the Bank's portfolio continues to experience some adverse effects from the January 17, 1994 Northridge Earthquake.

  California has been hit particularly hard by the current recession and Southern California has experienced the brunt of the economic downturn in the state. The Southern California economy is characterized by higher unemployment than the national and state averages and real estate values that, in many cases, continue to decline. There can be no assurances that these economic conditions will improve in the near future as many factors key to recovery may be impacted adversely by the Federal Reserve Board Bank's interest rate policy as well as other factors. Consequently, rents and real estate values may not stabilize, which may affect future delinquency and foreclosure levels and may adversely impact the Bank's asset quality, earnings performance and capital levels.

  During the first quarter of 1996, total delinquent loans decreased $34.3 million, or 34.0%, from March 31, 1995. The following table presents loan delinquencies by number of days delinquent and by property type as of the dates indicated. All assets are reported net of specific reserves and writedowns.

                                           MARCH 31,    DECEMBER 31,     MARCH 31,
                                              1996          1995           1995
                                           ----------   -------------   -----------
                                                   (DOLLARS IN THOUSANDS)
Delinquencies by number of days:
  30 to 59 days..........................       0.59%           0.43%         0.60%
  60 to 89 days..........................       0.33            0.24          0.35
  90 days and over.......................       1.37            1.74          2.20
                                             -------      ----------    ----------
Loan delinquencies to net loan portfolio.       2.29%           2.41%         3.15%
                                             =======      ==========    ==========
Delinquencies by property type:
 Single family:
  30 to 59 days..........................    $ 4,285      $    4,283    $    3,974
  60 to 89 days..........................      1,704             924         1,521
  90 days and over.......................      5,897           7,226         9,914
                                             -------      ----------    ----------
                                              11,886          12,433        15,409
                                             -------      ----------    ----------
   Percent to applicable loan portfolio..       2.09%           2.10%         2.19%
Multifamily (2 to 4 units):
  30 to 59 days..........................      1,914           1,748         1,807
  60 to 89 days..........................      1,735             282         1,791
  90 days and over.......................      4,951           6,671         9,069
                                             -------      ----------    ----------
                                               8,600           8,701        12,667
                                             -------      ----------    ----------
   Percent to applicable loan portfolio..       2.60%           2.57%         3.28%
Multifamily (5 to 36 units):
  30 to 59 days..........................      8,427           5,434         8,884
  60 to 89 days..........................      5,128           5,801         7,983
  90 days and over.......................     20,698          14,312        22,687
                                             -------      ----------    ----------
                                              34,253          25,547        39,554
                                             -------      ----------    ----------
   Percent to applicable loan portfolio..       2.33%           1.71%         2.50%
Multifamily (37 units and over):
  30 to 59 days..........................        698             304         3,322
  60 to 89 days..........................         --              --            --
  90 days and over.......................      4,720           3,190         5,135
                                             -------      ----------    ----------
                                               5,418           3,494         8,457
                                             -------      ----------    ----------
   Percent to applicable loan portfolio..       1.67%           1.07%         2.52%
Commercial and Industrial:
  30 to 59 days..........................      1,811             958         1,336
  60 to 89 days..........................        985             213            --
  90 days and over.......................      3,845          20,511(1)     23,714(1)
                                             -------      ----------    ----------
                                               6,641          21,682        25,050
                                             -------      ----------    ----------
   Percent to applicable loan portfolio..       2.94%           9.26%        10.27%
Total loan delinquencies, net............    $66,798      $   71,857    $  101,137
                                             =======      ==========    ==========
Loan delinquencies to net loan portfolio.       2.29%           2.41%         3.15%
                                             =======      ==========    ==========

----------
(1) Includes two loans on one hotel property with a total balance of $15.9 million for all 1995 periods presented.

  The following table presents net delinquent loans at the dates indicated:

                                MARCH 31,   DECEMBER 31,    SEPTEMBER 30,    JUNE 30,    MARCH 31,
                                  1996        1995 (1)         1995 (1)      1995 (1)     1995 (1)
                                ---------   -------------   --------------   ---------   ----------
                                                      (DOLLARS IN THOUSANDS)
Number of days delinquent:
  30 to 59 days..............     $17,135       $ 12,727         $ 17,963    $  9,567     $ 19,323
  60 to 89 days..............       9,552          7,220            8,379      10,343       11,295
  90 days and over...........      40,111         51,910           54,313      64,827       70,519
                                  -------       --------         --------    --------     --------
     Total delinquencies.....     $66,798       $ 71,857         $ 80,655    $ 84,737     $101,137
                                  =======       ========         ========    ========     ========

_______________
(1) Includes two loans on one hotel property with a total balance of $15.9 million for all 1995 periods presented.


  Total classified assets increased $69.8 million or 31.9% from December 31, 1995, to $288.9 million at March 31, 1996. This increase was primarily due to an increase of $74.6 million in performing classified assets during the first quarter of 1996 as a result of the continued implementation of the loan grading system. This enhanced grading process, started in the second half of 1995, reviewed a substantial portion of the loan portfolio and as a result downgraded a considerable number of loans to Special Mention or Substandard for reasons other than degradation of collateral or the borrower's ability to fully repay the debt. This increase was partially offset by a decrease in nonperforming assets ("NPAs") of $7.8 million during the first quarter of 1996. The ratio of NPAs to total assets decreased from 2.50% at March 31, 1995, to 1.94% at March 31, 1996. This decrease is primarily due to reduced levels of nonaccruing loans at March 31, 1996, compared to March 31, 1995. All assets and ratios are reported net of specific reserves and writedowns unless otherwise stated. The following table presents asset quality details at the dates indicated:

                                        MARCH 31,     DECEMBER 31,    SEPTEMBER 30,      JUNE 30,      MARCH 31,
                                          1996          1995 (1)        1995 (1)         1995 (1)       1995 (1)
                                        ---------     ------------    -------------    ------------    ----------
                                                                 (DOLLARS IN THOUSANDS)
NPAs by Type:
 Nonaccruing loans...................    $ 40,111        $ 51,910         $ 55,114     $     64,944     $ 70,519
 REO, net of REO GVA.................      23,533          19,521           37,550           27,808       21,350
                                         --------        --------         --------     ------------     --------
  Total NPAs.........................    $ 63,644        $ 71,431         $ 92,664     $     92,752     $ 91,869
                                         ========        ========         ========     ============     ========

NPAs by Composition:
 Single family residences............    $  9,461        $ 10,178         $ 12,396     $     10,627     $ 11,549
 Multifamily 2 to 4 units............      10,197           9,269           11,266           10,593       10,843
 Multifamily 5 units and over........      34,202          25,923           36,956           37,987       36,266
 Commercial and other................      10,184          28,361           32,046           33,545       33,211
 REO GVA.............................        (400)         (2,300)              --               --           --
                                         --------        --------         --------     ------------     --------
  Total NPAs.........................      63,644          71,431           92,664           92,752       91,869
 Total TDRs..........................      53,745          32,691           47,340           47,991       52,932
                                         --------        --------         --------     ------------     --------
  Total TDRs and NPAs................    $117,389        $104,122         $140,004     $    140,743     $144,801
                                         ========        ========         ========     ============     ========

Classified Assets:
 NPAs................................    $ 63,644        $ 71,431         $ 92,664     $     92,752     $ 91,869
 Performing classified loans.........     222,279         147,646           88,337           74,140       73,979
 Other classified assets.............       2,979              --               --               --           --
                                         --------        --------         --------     ------------     --------
  Total classified assets............    $288,902        $219,077         $181,001     $    166,892     $165,848
                                         ========        ========         ========     ============     ========

Classified Asset Ratios:
 Nonaccruing loans to total assets...        1.22%           1.57%            1.63%            1.88%        1.92%
 NPAs to total assets................        1.94%           2.16%            2.74%            2.68%        2.50%
 TDRs to total assets................        1.64%           0.99%            1.40%            1.39%        1.44%
 NPAs and TDRs to total assets.......        3.58%           3.16%            4.14%            4.06%        3.93%
 Classified assets to total assets...        8.81%           6.64%            5.35%            4.82%        4.50%
 REO to NPAs.........................       36.98%          27.33%           40.52%           29.98%       23.24%
 Nonaccruing loans to NPAs...........       63.02%          72.67%           59.48%           70.02%       76.76%

----------
(1) Includes two loans on one hotel property with a total balance of $15.9 million for all 1995 periods presented.

  Direct costs of foreclosed real estate operations totaled $1.8 million for both the three months ended March 31, 1996, and 1995. The following table provides information about the change in the book value and the number of properties owned and foreclosed for the periods indicated:

                                           AT OR FOR THE THREE MONTHS ENDED
                                                       MARCH 31,
                                           --------------------------------
                                             1996                   1995
                                           --------             -----------
                                                (DOLLARS IN THOUSANDS)
REO net book value......................    $23,533                 $21,350
Increase in REO for the period..........    $ 4,012                 $ 7,235
Number of real properties owned.........        131                      73
Increase in number of properties owned
 for the period.........................         22                       9
Number of properties foreclosed for the          69                      38
 period.................................
Gross book value of properties
 foreclosed.............................    $20,563                 $16,742
Average gross book value of properties
 foreclosed.............................    $   298                 $   441


  The following table summarizes the Bank's reserves, writedowns and certain coverage ratios at the dates indicated:

                                          MARCH 31,     DECEMBER 31,    MARCH 31,
                                            1996           1995           1995
                                         ----------     ------------    ---------
                                                 (DOLLARS IN THOUSANDS)
Loans:
  GVA...................................  $   38,202      $   48,921      $40,000
 Specific reserves......................      43,228(1)       40,514       22,834
                                          ----------      ----------      -------
   Total allowance for estimated losses.  $   81,430(2)   $   89,435(2)   $62,834
                                          ==========      ==========      =======
 Writedowns (3).........................  $      316      $      316      $   502
                                          ==========      ==========      =======
 Total allowance and loan writedowns to
  gross loans...........................        2.74%           2.96%        1.93%
 Total loan allowance to gross loans (3)        2.73%           2.95%        1.92%
 Loan GVA to loans (4)..................        1.31%           1.64%        1.23%
 Loan GVA to nonaccruing loans..........       95.24%          94.24%       56.72%
 Nonperforming loans to total loans.....        1.39%           1.77%        2.20%
Real Estate Owned:
 REO GVA................................  $      400      $    2,300      $    --
 Specific reserves......................       2,693           1,192        2,029
                                          ----------      ----------      -------
   Total allowance for estimated losses.  $    3,093      $    3,492      $ 2,029
                                          ==========      ==========      =======
 Writedowns (3).........................  $   18,157      $   17,584      $19,964
                                          ==========      ==========      =======
 Total REO allowance and REO writedowns
  to gross REO..........................       47.45%          51.92%       50.74%
 Total REO allowance to gross REO (5)...       11.62%          15.17%        8.68%
 REO GVA to REO (4).....................        1.67%          10.54%          --%
Total Loans and REO:
 GVA....................................  $   38,602      $   51,221      $40,000
 Specific reserves......................      45,921          41,706       24,863
                                          ----------      ----------      -------
   Total allowance for estimated losses.  $   84,523      $   92,927      $64,863
                                          ==========      ==========      =======
 Writedowns (3).........................  $   18,473      $   17,900      $20,466
                                          ==========      ==========      =======
 Total allowance and writedowns to
  gross loans and REO...................        3.41%           3.60%        2.57%
 Total allowance to gross loans and REO         2.81%           3.04%        1.96%
  (4)...................................
 Total GVA to loans and REO.............        1.31%           1.70%        1.22%
 Total GVA to NPAs......................       60.27%          69.47%       43.54%

----------
(1) Includes specific reserves on non-mortgage loans totaling $0.2 million.
(2) The allowance for estimated loan losses includes the effect of the $45 million reserve established in 1995 in connection with the adoption of the Accelerated Asset Resolution Plan.
(3) Writedowns include cumulative charge-offs on outstanding loans and REO as of the date indicated.
(4) Loans and REO, as applicable, in these ratios are calculated prior to their reduction for loan and REO general valuation allowance ("GVA"), respectively, but are net of specific reserves and writedowns.
(5) Net of writedowns.

  The following schedule summarizes the activity in the Bank's allowances for estimated loan and real estate losses:

                                                          THREE MONTHS ENDED MARCH 31,
                                 ------------------------------------------------------------------------------
                                                  1996                                   1995
                                 --------------------------------------  --------------------------------------
                                              REAL ESTATE                             REAL ESTATE
                                   LOANS         OWNED         TOTAL        LOANS        OWNED         TOTAL
                                 ----------   ------------   ----------   ---------   ------------   ----------
                                                            (DOLLARS IN THOUSANDS)
Balance on January 1,.........   $  89,435       $  3,492    $  92,927    $ 67,202         $2,318    $  69,520
 Provision for losses.........       3,905            668        4,573       4,020            391        4,411
 Charge-offs..................     (12,127)        (1,391)     (13,518)     (9,473)          (680)     (10,153)
 Allocation from GVA to REO...        (324)           324           --          --             --           --
 Recoveries and other.........         541             --          541       1,085             --        1,085
                                 ---------       --------    ---------    --------         ------    ---------
Balance on March 31,..........   $  81,430       $  3,093    $  84,523    $ 62,834         $2,029    $  64,863
                                 =========       ========    =========    ========         ======    =========

  The following table details the activity affecting specific loss reserves for the periods indicated:

                                                   THREE MONTH ENDED
                                                     MARCH 31, 1996
                                         --------------------------------------
                                                      REAL ESTATE
                                           LOANS         OWNED         TOTAL
                                         ----------   ------------   ----------
                                                (DOLLARS IN THOUSANDS)
Balance on January 1,.................   $  40,514       $  1,192    $  41,706
   Allocations from GVA to specific
       reserves.......................      14,841          2,892       17,733
   Charge-offs........................     (12,127)        (1,391)     (13,518)
                                         ---------       --------    ---------
Balance at end of period indicated....   $  43,228       $  2,693    $  45,921
                                         =========       ========    =========

NONINTEREST INCOME (EXPENSE)

  Noninterest income has three major components: (a) noninterest income from ongoing operations, which includes loan fee income, gains or losses on loans held for sale, fees earned on the sale of securities and annuities and retail banking fees, (b) income/expenses associated with REO, which includes both the provision for real estate losses as well as income/expenses incurred by the Bank associated with the operation of its REO properties and (c) gains and losses on the sales of loan servicing, investment securities and mortgage-backed securities. Items (b) and (c) can fluctuate widely, and could therefore mask the underlying fee generating performance of the Bank on an ongoing basis.

  Net noninterest income decreased by $6.0 million from net noninterest income of $6.3 million in the first quarter 1995 to net noninterest income of $0.3 million in the first quarter 1996. The major components of this decrease are:
(a) other noninterest income (expense) decreased by $4.3 million as a result of a net gain of $4.3 million realized from the sale of $435.8 million in rights to service loans for others in the first quarter of 1995, with no comparable amounts in 1996; (b) real estate provisions and costs increased by $0.3 million as a result of increased levels of REO provisions; (c) net gains on securities activities in the first quarter of 1996 decreased by $1.0 million primarily as a result of increased sales of securities in 1995 for regulatory capital maintenance purposes.

OPERATING EXPENSES

  Operating expenses decreased by $2.5 million to $16.6 million for the first quarter 1996 compared to $19.2 million for the first quarter 1995. The change was primarily due to (a) a $2.4 million decrease in personnel and benefit expense due to a decline of 179 or 25.1% in the three month average number of full-time equivalent employees, and (b) a decrease of $0.4 million in occupancy and other office related costs. These favorable variances were partially offset by an increase of $0.2 million in professional services and other costs.

  Decreased operating expenses resulted in a decrease in the annualized operating expense ratio to 2.04% for the first quarter 1996 from 2.07% for the first quarter 1995, notwithstanding the decrease in total average asset size of the Bank (from $3.8 billion for the quarter ended March 31, 1995 to $3.3 billion for the quarter ended March 31, 1996).

  Due to the sensitivity of the operating expense ratio to changes in the size of the balance sheet, management also looks at trends in the efficiency ratio to assess the changing relationship between operating expenses and income. The efficiency ratio measures the amount of cost expended by the Bank to generate a given level of revenues in the normal course of business. It is computed by dividing total operating expense by net interest income and noninterest income, excluding infrequent items. A decrease in the efficiency ratio is favorable in that it indicates that less expenses were incurred to generate a given level of revenue.

  The efficiency ratio decreased to 67.71% for the first quarter 1996 from 91.58% for the first quarter 1995. This decrease was due to increased net interest income and decreased operating expense, which were partially offset by decreased net noninterest income (expense).

INCOME TAXES

  The Bank's combined federal and state statutory tax rate is approximately 42.4% of earnings before income taxes. The effective tax rate of 2.5% on earnings before income taxes in the first quarter 1996 reflects the utilization of federal and state net operating loss carryforwards for financial reporting purposes. For the first quarter 1995, no income tax provision was recognized due to the utilization of federal and state net operating loss carryforwards for financial reporting purposes.

  Due to the 1995 Recapitalization and the restructuring and recapitalization completed in the third and fourth quarters of 1994 (the "1994 Restructuring and Recapitalization"), the utilization in future periods of net operating loss carryforwards generated prior to these events will be limited.

REGULATORY CAPITAL COMPLIANCE

  The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") required the OTS to implement a system providing for regulatory sanctions against institutions that are not adequately capitalized. The severity of these sanctions increases to the extent that an institution's capital continues to decline. Under FDICIA, the OTS issued the PCA Regulations which established specific capital ratios for five separate capital categories as set forth below:

                                     CORE CAPITAL TO     CORE CAPITAL
                                        ADJUSTED              TO              TOTAL CAPITAL
                                      TOTAL ASSETS       RISK-WEIGHTED              TO
                                    (LEVERAGE RATIO)        ASSETS         RISK-WEIGHTED ASSETS
                                    ----------------     -------------     --------------------
Well capitalized.................     5% or above        6% or above          10% or above
Adequately capitalized...........     4% or above        4% or above           8% or above
Undercapitalized.................       Under 4%           Under 4%             Under 8%
Significantly undercapitalized...       Under 3%           Under 3%             Under 6%
Critically undercapitalized......   Ratio of tangible equity to adjusted total assets of 2% or less


  The following table summarizes the capital ratios required by FDICIA for an institution to be considered well capitalized and Fidelity's regulatory capital at March 31, 1996 as compared to such ratios.

                                     TANGIBLE CAPITAL         CORE CAPITAL TO         CORE CAPITAL TO          TOTAL CAPITAL TO
                                        TO ADJUSTED              ADJUSTED              RISK-WEIGHTED            RISK-WEIGHTED
                                       TOTAL ASSETS            TOTAL ASSETS                ASSETS                   ASSETS
                                   ---------------------   ---------------------   ----------------------   ----------------------
                                     BALANCE        %        BALANCE        %        BALANCE        %         BALANCE        %
                                   -----------   -------   -----------   -------   -----------   --------   -----------   --------
                                                                       (DOLLARS IN THOUSANDS)
Fidelity's regulatory capital...    $  227,800     6.95%    $  228,100     6.96%    $  228,100     11.24%    $  253,600     12.49%
Well capitalized requirement....        98,300     3.00%       163,900     5.00%       121,800      6.00%       203,000     10.00%
                                    ----------    -----     ----------    -----     ----------    ------     ----------    ------
Excess capital..................       129,500     3.95%    $   64,200     1.96%    $  106,300      5.24%    $   50,600      2.49%
                                    ==========    =====     ==========    =====     ==========    ======     ==========    ======
Adjusted assets (1).............    $3,277,500              $3,277,900              $2,030,400               $2,030,400
                                    ==========              ==========              ==========               ==========

----------
(1) The term "adjusted assets" refers to the term "adjusted total assets" as defined in 12 C.F.R. section 567.1(a) for purposes of tangible and core capital requirements, and refers to the term "risk-weighted assets" as defined in 12 C.F.R. section 567.1(bb) for purposes of risk-based capital requirements.


  The proposed changes discussed in "Recent Developments--Insurance Premium Assessments" would also have an impact on the Bank's capital ratios. As of March 31, 1996, after giving effect to the payment and deduction of an 80 basis point SAIF deposit assessment, the Bank's core and risk-based capital ratios would have been approximately 6.33% and 11.42%, respectively, and the Bank would have remained well-capitalized under the PCA Regulations.

  FDICIA also required the OTS and the federal bank regulatory agencies to revise their risk-based capital standards to ensure that those standards take adequate account of interest rate risk, concentration of credit risk, and risks of nontraditional activities. Effective January 1, 1994, the OTS incorporated an interest rate risk component into its regulatory capital rule. Under the revised rule, savings institutions with "above-normal" interest rate risk exposure would be subject to a deduction from total capital for purposes of calculating their risk-based capital requirements. An institution's interest rate risk is measured by the decline in the net present value ("NPV") of its assets that would result from a hypothetical 200-basis point increase or decrease in market interest rates divided by the estimated economic value of a bank's assets, as calculated in accordance with guidelines set forth by the OTS. An institution whose measured interest rate risk exposure exceeds 2% would be required to deduct an interest rate component in calculating its total capital under the risk-based capital rule. The interest rate risk component is an amount equal to one-half of the difference between the institution's measured interest rate risk and 2%, multiplied by the estimated economic value of a bank's assets. That dollar amount would be deducted from a bank's total capital in calculating compliance with its risk-based capital requirement. Under the rule, there is a lag between the reporting date of an institution's financial data and the effective date for the new capital requirement based on that data. However, the OTS has temporarily postponed the implementation of the new rule until the OTS has collected sufficient data to determine whether the rule is effective in monitoring and managing interest rate risk. No interest rate risk component would have been required to be added to the Bank's risk-based capital requirement at December 31, 1995 had the rule been in effect at that time. Effective in January 1995, the OTS amended the risk-based capital standards by explicitly identifying concentration of credit risk and the risks arising from nontraditional activities, as well as an institution's ability to manage those risks, as important factors to be taken into account by the agency in assessing an institution's overall capital adequacy.

  The Bank is also subject to OTS capital regulations under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA"). These regulations require Fidelity to maintain: (a) tangible capital of at least 1.5% of adjusted total assets (as defined in the regulations), (b) core capital of at least 3% of adjusted total assets (as defined in the regulations) and (c) total capital of at least 8.0% of risk-weighted assets (as defined in the regulations).

                                                                                                              RISK-BASED
                                            TANGIBLE CAPITAL                   CORE CAPITAL                     CAPITAL
                                     --------------------------------   ----------------------------   --------------------------
                                       BALANCE              %             BALANCE            %           BALANCE           %
                                     ------------   -----------------   ------------   -------------   ------------   -----------
                                                                            (DOLLARS IN THOUSANDS)
Stockholders' equity (1)..........    $  227,500                         $  227,500                     $  227,500
Unrealized losses on securities...           700                                700                            700
Adjustments
  Intangible assets...............          (300)                                --                             --
  Nonincludable subsidiaries......          (100)                              (100)                          (100)
  General valuation reserves......            --                                 --                         25,500
                                      ----------                         ----------                     ----------
Regulatory capital (2)............       227,800                6.95%       228,100            6.96%       253,600         12.49%
Required minimum..................        49,200                1.50%        98,300            3.00%       162,400          8.00%
                                      ----------               -----     ----------           -----     ----------         -----
Excess capital....................    $  178,600                5.45%    $  129,800            3.96%    $   91,200          4.49%
                                      ==========               =====     ==========           =====     ==========         =====
Adjusted assets (3)...............    $3,277,500                         $3,277,900                     $2,030,400
                                      ==========                         ==========                     ==========

----------
(1) Fidelity's total stockholders' equity, in accordance with generally accepted accounting principles, was 6.94% of its total assets at March 31, 1996.
(2) Both the OTS and the FDIC may examine the Bank as part of their legally prescribed oversight of the industry. Based on their examinations, the regulators can direct that the Bank's financial statements be adjusted in accordance with their findings.
(3) The term "adjusted assets" refers to the term "adjusted total assets" as defined in 12 C.F.R. section 567.1(a) for purposes of tangible and core capital requirements, and refers to the term "risk-weighted assets" as defined in 12 C.F.R. section 567.1(bb) for purposes of risk-based capital requirements.


CAPITAL RESOURCES AND LIQUIDITY

  Sales of Loans:  There were no sales of loans from the held for sale portfolio
in the three months ended March 31, 1995.   Sales of loans are dependent upon
various factors, including volume of loans originated, interest rate movements, investor demand for loan products, deposit flows, the availability and attractiveness of other sources of funds, loan demand by borrowers, desired asset size and evolving capital and liquidity requirements. Due to the volatility and unpredictability of these factors, the volume of Fidelity's sales of loans has fluctuated significantly and no estimate of future sales can be made at this time. At March 31, 1996 and March 31, 1995, the Bank had no loans held for sale. Sales of loans from the held for investment portfolio would be caused by unusual events. The level of future sales, if any, is difficult to predict.

  During the first quarter of 1995, the Bank securitized $46.4 million of single-family adjustable rate mortgages through a swap of whole loans for mortgage-backed securities which are held in the Bank's available for sale portfolio.

  FHLB Advances: The Bank had net repayments of FHLB advances of $60.0 million for the three months ended March 31, 1996. This compares to net repayments of $40.0 million for the three months ended March 31, 1995.

  Commercial paper: Commercial paper outstanding was increased by $50.0 million for the three months ended March 31, 1996 and reduced by $50.9 million for the three months ended March 31, 1995.

  Loan payments and payoffs: Loan principal payments, including prepayments and payoffs, provided $56.1 million for the three months ended March 31, 1996 compared to $38.6 million for the same period in 1995. The Bank expects that loan payments and prepayments will remain a significant funding source.

  Sales of securities: There were no sales of investment and mortgage-backed securities for the three months ended March 31, 1996 compared to $99.8 million in sales during the same period in 1995. The Bank held $190.5 million in its available for sale portfolio as of March 31, 1996, compared to $126.4 million at December 31, 1995, and $79.2 million at March 31, 1995.

  Undrawn sources: Fidelity maintains other sources of liquidity to draw upon, which at March 31, 1996 include (a) a line of credit with the FHLB with $114.4 million available (assuming all of the $500.0 million commercial paper capacity is used); (b) unused commercial paper facility capacity of $400 million; (c) $138.1 million in unpledged securities available to be placed in reverse repurchase agreements or sold; and (d) $763.6 million of unpledged loans, some of which would be available to collateralize additional FHLB or private borrowings, or be securitized.

  Deposits: At March 31, 1996, Fidelity had deposits of $2.6 billion. The following table presents the distribution of the Bank's deposit accounts:

                                               MARCH 31, 1996             DECEMBER 31, 1995
                                           ------------------------- --------------------------
                                                          PERCENT                     PERCENT
                                             AMOUNT      OF TOTAL      AMOUNT         OF TOTAL
                                           ----------   ----------   ----------      ----------
                                                            (DOLLARS IN THOUSANDS)
Money market savings accounts...........    $   87,047        3.4%    $   93,901        3.6%
Checking accounts.......................       315,890       12.2        309,065       11.8
Passbook accounts.......................        62,779        2.5         62,934        2.4
                                            ----------     ------     ----------     ------
  Total transaction accounts............       465,716       18.1        465,900       17.8
                                            ----------     ------     ----------     ------
Certificates of Deposit $100,000 and
 over...................................       529,506       20.5        528,320       20.3
Certificates of deposit less than            1,583,840       61.4      1,606,649       61.9
 $100,000...............................    ----------     ------     ----------     ------
  Total certificates of deposit.........     2,113,346       81.9      2,134,969       82.2
                                            ----------     ------     ----------     ------
   Total deposits.......................    $2,579,062      100.0%    $2,600,869      100.0%
                                            ==========     ======     ==========     ======


  Repurchase Agreements: From time to time the Bank enters into reverse repurchase agreements by which it sells securities with an agreement to repurchase the same securities at a specific future date (overnight to 30 days). The Bank deals only with dealers perceived by management to be financially strong and who are recognized as primary dealers in U.S. Treasury securities by the Federal Reserve Board. Repurchase agreements outstanding at March 31, 1996, totaled $9.9 million with no comparable amount at March 31, 1995. In the three months ended March 31, 1996, the Bank borrowed net funds from repurchase agreements of $9.9 million compared to $40.4 million of funds borrowed and repaid during the three months ended March 31, 1995.

  Loan Fundings: Fidelity funded $0.3 million of gross loans (excluding Fidelity's refinancings) in the three months ended March 31, 1996 compared to $4.7 million in the same period of 1995. The closing of the Bank's wholesale and correspondent lending operations in the fourth quarter of 1994 resulted in reduced loan fundings in 1995 and a significant decrease in loan fundings during the first quarter of 1996.

  Contingent or potential uses of funds: The Bank had no unfunded loans at March 31, 1996, compared to $6.8 million at March 31, 1995.

  Liquidity: OTS regulations require the maintenance of an average regulatory liquidity ratio of at least 5% of deposits and short-term borrowings. The Bank's average regulatory liquidity ratio was 5.50% and 5.71% for the quarters ended March 31, 1996 and 1995, respectively.

PART II.  OTHER INFORMATION


ITEM 1.   LEGAL PROCEEDINGS

  The Bank has been named as a defendant in a purported class action lawsuit alleging violations of federal securities laws in connection with the offering of common stock by the Bank in 1994 as part of the Bank's previously reported 1994 Restructuring and Recapitalization. The suit was filed by Harbor Finance Partners in an alleged class action complaint in the United States District Court-Central District of California on July 28, 1995 and originally named as defendants the Bank, Citadel Holding Co., Richard M. Greenwood (the Bank's chief executive officer and Citadel's former chief executive officer), J. P. Morgan Securities, Inc., and Deloitte & Touche. The suit alleged that false or misleading information was provided by the defendants in connection with the Bank's 1994 Restructuring and Recapitalization and stock offering and that the defendants knew and failed to disclose negative information concerning the Bank. A motion to dismiss the original complaint was filed by the Bank, and was granted without opposition. An amended complaint has recently been received and the Bank has filed a motion to dismiss the amended complaint, as well. The amended complaint does not include J. P. Morgan Securities, Inc. and Deloitte & Touche as defendants and contains some factual and legal contentions which are different from those set forth originally.

  Both the original complaint filed by Harbor Finance Partners and the amended complaint raise certain issues previously raised in a wrongful termination and defamation action brought by William Strocco against the Bank and Citadel, which was filed in Los Angeles County Superior Court on March 9, 1995 although the nature and use of the same varies in the two pleadings. Plaintiff in the Strocco case is a former manager of the Bank's REO department who alleged, among other things, that his employment was terminated in violation of public policy and was a result of breaches of his implied employment contract and the implied covenant of good faith and fair dealing based on the notion that he objected to various aspects of the Bank's 1994 Restructuring and Recapitalization, including the selling of REO properties in bulk sales, as not in the best interests of the Bank, and that he asserted that the same were not fully disclosed to potential investors and to the OTS. Plaintiff also seeks damages for defamation and interference with contractual relationship.

  Both of these complaints seek damages, including punitive damages, in an unspecified amount. The Bank believes that these claims are meritless and plans to vigorously contest them.

  In addition, the Bank is a defendant in several individual and purported class actions brought by several borrowers which raise similar claims with respect to the manner in which the Bank serviced certain adjustable rate mortgages which were originated during the period 1983 through 1988. The actions have been filed between July 1, 1992 and February of 1995. One case is pending in the Ninth Circuit Court of Appeals after the Bank won a judgment at the trial level. In two other cases, judgment in favor of the Bank was recently entered. Plaintiff has appealed in one case and the time for appeal has not expired in the other. The others are pending in the Los Angeles Superior Court. The plaintiffs' principal claim is that the Bank selected an inappropriate review date to consult the index upon which the rate adjustment is based that was one or two months earlier than what was required under the terms of the notes. In a declining interest rate environment, the lag effect of an earlier review period defers the benefit to the borrower of such decline, and the reverse would be true in a rising interest rate environment. The Bank strongly disputes these contentions and is vigorously defending these suits. The legal responsibility and financial exposure of these claims presently cannot be reasonably ascertained and, accordingly, there is a risk that the final outcome of one or more of these claims could result in the payment of monetary damages which could be material in relation to the financial condition or results of operations of the Bank. At this point, the Bank does not believe the likelihood of such a result is probable and has not established any specific litigation reserves with respect to such lawsuits.

  In addition, a purchaser of assets from the Bank in the Bulk Sales has asserted claims against the Bank in an aggregate amount of $18.3 million. The Bank is evaluating the merits of these claims and believes that such claims are without merit.

     In the normal course of business, the Bank and certain of its subsidiaries have a number of other lawsuits and claims pending. The Bank's management and its counsel believe that none of the lawsuits or claims pending will have a materially adverse impact on the financial condition or business of the Bank.

     An adverse outcome with respect to the foregoing claims could have a material adverse effect on the Bank's financial condition, results of operations and regulatory capital.

ITEM 2.   CHANGES IN SECURITIES

  Not applicable

ITEM 3.   DEFAULTS UPON SENIOR SECURITIES

  Not applicable

ITEM 4.   SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     At the annual meeting of shareholders held on April 24, 1996, the shareholders reelected George Gibbs, Jr., Lilly V. Lee, Mark K. Mason, Gordon V. Smith and W. Pendleton Tudor, to the Board of Directors of Fidelity to serve for one to three year terms, approved an Agreement and Plan of Reorganization under which all of the outstanding common stock of the Bank will be converted automatically, on a one-for-one basis, into all of the outstanding common stock of a newly formed Delaware corporation, Bank Plus, with Bank Plus becoming the holding company for the Bank, and ratified the appointment of Deloitte & Touche LLP as Fidelity's independent public accountants for 1996. Of the 18,242,465 shares of Class A Common Stock outstanding as of the record date, March 26, 1996, the following indicates the number of votes cast for and against, as well as the number of votes abstaining and broker non-votes, with respect to each of the five directors, the formation of Bank Plus as the holding company for the Bank and the ratification of Deloitte & Touche LLP:

                                                        NUMBER OF VOTES
                                           ------------------------------------------
                                                                             BROKER
                                              FOR       AGAINST   ABSTAIN   NON-VOTES
                                           ----------   -------   -------   ---------
Proposal 1 - Election of Directors:
  George Gibbs, Jr......................   16,343,125     6,300         0         N/A
  Lilly V. Lee..........................   16,343,025     6,400         0         N/A
  Mark K Mason..........................   16,342,925     6,500         0         N/A
  Gordon V. Smith.......................   16,343,125     6,300         0         N/A
  W. Pendleton Tudor....................   16,343,125     6,300         0         N/A
Proposal 2 - Agreement and Plan of
 Reorganization.........................   11,363,165    94,537       552   4,891,171
Proposal 3 - Ratification of
 Independent Public Accountants.........   16,195,514    89,362       952      63,597


ITEM 5.   OTHER INFORMATION

  Not applicable

ITEM 6.   EXHIBITS AND REPORTS ON FORM 8-K

   (a) Exhibits


EXHIBIT                                              SEQUENTIAL
  NO.                   DESCRIPTION                  PAGE NUMBER
-------   ----------------------------------------   -----------

 2.1      Agreement and Plan of Reorganization,
          dated as of March 27, 1996, among
          Fidelity, Bank Plus Corporation and
          Fidelity Interim Bank.

 3.1      Amended and Restated Charter S of the
          Bank (incorporated by reference to
          Exhibit 4.1 to the Form 10-K filed with         *
          the OTS for the fiscal year ended
          December 31, 1994 (Docket No. 5770)
          (the "1994 Form 10-K")).

 3.2      Amended and Restated Bylaws of the
          Bank, as amended (incorporated by
          reference to Exhibit 3.2 of the Form OC         *
          of which the Offering Circular dated
          November 9, 1995 is a part (Docket No.
          5770) (the "1995 Form OC")).

 3.3      Form of Certificate of Resolutions
          adopting the First Supplemental Section
          to Section 5(B) of the Amended and              *
          Restated Charter S of the Bank relating
          to Series A Preferred Stock
          (incorporated by reference to Exhibit
          3.3 to the 1995 Form OC).

 4.1      Specimen of Class A Common Stock
          Certificate (incorporated by reference
          to Exhibit 4.1 to the Form OC of which          *
          the Offering Circular dated July 12,
          1994 is a part (Docket No. 5770) (the
          "1994 Form OC")).

 4.2      Specimen of Class C Common Stock
          Certificate (incorporated by reference          *
          to Exhibit 4.3 to the 1994 Form OC).

 4.3      Specimen of Right to purchase Class A
          and Class C Common Stock (incorporated          *
          by reference to Exhibit 4.3 of the 1995
          Form OC).

 4.4      Registration Rights Agreement dated as
          of June 30, 1994, between Fidelity,
          Citadel and certain holders of Class C
          Common Stock of Fidelity Federal Bank           *
          (incorporated by reference to Exhibit
          4.3 to the Form 10-Q filed with the OTS
          for the quarterly period ended on June
          30, 1994 (Docket No. 5770) (the "Form
          10-Q")).

 4.5      Stockholders Agreement, dated as of
          June 30, 1994, between Citadel and              *
          Fidelity (incorporated by reference to
          Exhibit 4.4 to the Form 10-Q).

 4.6      Form of Indenture relating to senior
          notes (incorporated by reference to             *
          Exhibit 4.6 of the 1995 Form OC).

10.1      Settlement Agreement between Fidelity,
          Citadel and certain lenders, dated as
          of June 3, 1994 (the "Letter                    *
          Agreement") (incorporated by reference
          to Exhibit 10.18 to the 1994 Form OC).


10.2      Amendment No. 1 to Letter Agreement,
          dated as of June 20, 1994 (incorporated         *
          by reference to Exhibit 10.2 to the
          Form 10-Q).

10.3      Amendment No. 2 to Letter Agreement,
          dated as of July 28, 1994 (incorporated         *
          by reference to Exhibit 10.3 to the
          Form 10-Q).

10.4      Amendment No. 3 to Letter Agreement,
          dated as of August 3, 1994                      *
          (incorporated by reference to Exhibit
          10.4 to the Form 10-Q).

10.5      Mutual Release, dated as of August 4,
          1994, between Fidelity, Citadel and             *
          certain lenders (incorporated by
          reference to Exhibit 10.5 to the Form
          10-Q).

10.6      Mutual Release between Fidelity,
          Citadel and The Chase Manhattan Bank,           *
          NA, dated June 17, 1994 (incorporated
          by reference to Exhibit 10.6 to the Form
          10-Q).

10.7      Loan and REO Purchase Agreement
          (Primary), dated as of July 13, 1994,
          between Fidelity and Colony Capital,            *
          Inc. (incorporated by reference to
          Exhibit 10.7 to the Form 10-Q).

10.8      Real Estate Purchase Agreement, dated
          as of August 3, 1994, between Fidelity          *
          and CRI (incorporated by reference to
          Exhibit 10.8 to the Form 10-Q).


EXHIBIT                                              SEQUENTIAL
  NO.                   DESCRIPTION                  PAGE NUMBER
-------   ----------------------------------------   -----------
10.9      Loan and REO Purchase Agreement
          (Secondary), dated as of July 12, 1994,
          between Fidelity and EMC Mortgage               *
          Corporation (incorporated by reference
          to Exhibit 10.9 to the Form 10-Q).

10.10     Loan and REO Purchase Agreement
          (Secondary), dated as of July 21, 1994,
          between Fidelity and International
          Nederlanden (US) Capital Corporation,           *
          Farallon Capital Partners, L.P.,
          Tinicum Partners, L.P. and Essex
          Management Corporation (incorporated by
          reference to Exhibit 10.10 to the Form
          10-Q).

10.11     Purchase of Assets and Liability
          Assumption Agreement by and between
          Home Savings of America, FSB and                *
          Fidelity, dated as of July 19, 1994
          (incorporated by reference to Exhibit
          10.11 to the Form 10-Q).

10.12     Promissory Note, dated July 28, 1994,
          by CRI in favor of Fidelity and related
          loan documents (3943 Veselich Avenue)           *
          (incorporated by reference to Exhibit
          10.12 to the Form 10-Q).

10.13     Promissory Note, dated July 28, 1994,
          by CRI in favor of Fidelity and related
          loan documents (23200 Western Avenue)           *
          (incorporated by reference to Exhibit
          10.13 to the Form 10-Q).

10.14     Promissory Note, dated August 3, 1994,
          by CRI in favor of Fidelity and related
          loan documents (1661 Camelback Road)            *
          (incorporated by reference to Exhibit
          10.14 to the Form 10-Q).

10.15     Guaranty Agreement, dated August 3,
          1994, by Citadel in favor of Fidelity           *
          (incorporated by reference to Exhibit
          10.15 to the Form 10-Q).

10.16     Tax Disaffiliation Agreement, dated as
          of August 4, 1994, by and between               *
          Citadel and Fidelity (incorporated by
          reference to Exhibit 10.16 to the Form
          10-Q).

10.17     Option Agreement, dated as of August 4,
          1994, by and between Fidelity and               *
          Citadel (incorporated by reference to
          Exhibit 10.17 to the Form 10-Q).

10.18     Executive Employment Agreement, dated
          as of June 2, 1995, between Richard M.
          Greenwood and Fidelity (incorporated by         *
          reference to Exhibit 10.18 to the 1995
          Form OC).

10.19     Amended Service Agreement between
          Fidelity and Citadel dated as of August         *
          1, 1994 (incorporated by reference to
          Exhibit 10.19 to the Form 10-Q).

10.20     Side letter, dated August 3, 1994,
          between Fidelity and CRI (incorporated          *
          by reference to Exhibit 10.20 to the
          Form 10-Q).

10.21     Placement Agency Agreement, dated July
          12, 1994, between Fidelity, Citadel and         *
          J.P. Morgan Securities Inc.
          (incorporated by reference to Exhibit
          10.21 to the Form 10-Q).

10.22     Stock Purchase Agreement, dated as of
          August 3, 1994, between Fidelity and            *
          Citadel (incorporated by reference to
          Exhibit 10.22 to the Form 10-Q).

10.23     Litigation and Judgment Assignment and
          Assumption Agreement, dated as of
          August 3, 1994, between Fidelity and            *
          Citadel (incorporated by reference to
          Exhibit 10.23 to the Form 10-Q).

10.24     1996 Equity Incentive Plan.

10.25     Retirement Plan for Non-Employee
          Directors (incorporated by reference to         *
          Exhibit 10.26 to the 1994 Form 10-K).

10.26     Form of Severance Agreement between the
          Bank and each of Messrs. Johnson and            *
          Osborne (incorporated by reference to
          Exhibit 10.27 to the Form 1994
          10-K).

10.27     Form of Severance Agreement between the
          Bank and each of Messrs. Condon, Evans,
          Mason, Stutz and Taylor (incorporated           *
          by reference to Exhibit 10.27 to the
          1995 Form OC).

10.28     Form of Severance Agreement between the
          Bank and each of Messrs. Michel and             *
          Renstrom (incorporated by reference to
          Exhibit 10.28 to the 1995 Form OC).

10.29     Form of Incentive Stock Option
          Agreement between the Bank and certain          *
          officers (incorporated by reference to
          Exhibit 10.28 to the 1994 Form 10-K).


EXHIBIT                                              SEQUENTIAL
  NO.                   DESCRIPTION                  PAGE NUMBER
-------   ----------------------------------------   -----------
10.30     Form of Non-Employee Director Stock
          Option Agreement between the Bank and           *
          certain directors (incorporated by
          reference to Exhibit 10.29 to the 1994
          Form 10-K).

10.31     Loan and REO Purchase Agreement, dated
          as of December 15, 1994 between
          Fidelity and Berkeley Federal Bank &            *
          Trust FSB (incorporated by reference to
          Exhibit 10.30 to the 1994 Form 10-K).

10.32     Standard Office Lease-Net, dated July
          15, 1994, between the Bank and 14455            *
          Ventura Blvd., Inc. (incorporated by
          reference to Exhibit 10.31 to the 1994
          Form 10-K).

10.33     Loan Servicing Purchase and Sale
          Agreement dated March 31, 1995 between
          the Bank and Western Financial Savings          *
          Bank, FSB (incorporated by reference to
          Exhibit 10.32 to the Form 10-Q filed
          with the OTS for the quarterly period
          ended March 31, 1995).

10.34     Supervisory Agreement dated June 28,
          1995, between Fidelity and the OTS
          (incorporated by reference to Exhibit           *
          10.33 to the Form 10-Q filed with the
          OTS for the quarterly period ended June
          30, 1995).

10.35     Form of Indemnity Agreement between the
          Bank and its directors and senior               *
          officers (incorporated by reference to
          Exhibit 10.35 to the 1995 Form OC).

10.36     Letter from the OTS to the Bank dated
          December 8, 1995, terminating the
          Supervisory Agreement as of the date of
          the letter (incorporated by reference
          to Exhibit 10.36 to the Form 10-K filed
          with the OTS for the fiscal year ended
          December 31, 1995 (Docket No. 5770)).

 21.1     List of Subsidiaries of the Bank
          (incorporated by reference to Exhibit           *
          21.1 to the 1995 Form OC).

  (b)  Reports on Form 8-K
       None
* Previously filed.

                                  SIGNATURES


  PURSUANT TO THE REQUIREMENTS OF SECTION 563g.18 OF THE REGULATIONS OF THE OFFICE OF THRIFT SUPERVISION, REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED.

                               FIDELITY FEDERAL BANK,
                               A FEDERAL SAVINGS BANK
                               Registrant


Date:  April 30, 1996                /s/ Richard M. Greenwood
                               -------------------------------------
                                         Richard M. Greenwood
                               President and Chief Executive Officer


Date:  April 30, 1996                 /s/ William L. Sanders
                               -------------------------------------
                                        William L. Sanders
                                   Executive Vice President and
                                      Chief Financial Officer


Date:  April 30, 1996                  /s/ Scott S. Spooner
                               -------------------------------------
                                         Scott S. Spooner
                               Senior Vice President, Controller and
                                     Chief Accounting Officer